Exhibit 10(h)

STOCK PLAN FOR NON-EMPLOYEE DIRECTORS OF

PROTECTIVE LIFE CORPORATION

AS AMENDED AND RESTATED AS OF MAY 13, 2013

1.             Purpose.  This Stock Plan for Non-Employee Directors of Protective Life Corporation (the “Plan”) is established and maintained by Protective Life Corporation (the “Company”) to enable the Company to pay part of the compensation of its non-employee Directors in shares of the Company’s Common Stock, thereby providing for or increasing each such Director’s ownership interest in the Company.

2.             Eligibility.  Each Director of the Company who has not, within the preceding twelve months, served as an officer or employee of the Company or any of its subsidiaries (an “Eligible Director”) shall be eligible to receive shares of Common Stock granted under the Plan.  Each Eligible Director to whom Common Stock is granted under the Plan is hereinafter referred to as a “Participant.”

3.             Administration.  Except as provided in Section 4, the Plan shall be administered by the Corporate Governance and Nominating Committee (or such other committee of the Company’s Board of Directors (the “Board”) that the Board shall designate from time to time) (the “Committee”).  The Committee shall have authority to interpret the Plan, to adopt, amend and rescind administrative regulations to further the purposes of the Plan, and to take any other action necessary or appropriate for the proper operation of the Plan.  All decisions and acts of the Committee shall be final and binding upon all Participants.

4.             Grants of Shares.

(a)           Grants.  The Board may, from time to time, grant shares of Common Stock to the Eligible Directors.  In no event shall an Eligible Director be granted more than 5,000 shares of Common Stock in any calendar year.  The maximum number of shares of Common Stock that may be issued under the Plan is 400,000.

(b)           Shares Available for Issuance.  Shares of Common Stock may be made available from the authorized but unissued shares of the Company or from shares held in the Company’s treasury and not reserved for another purpose.

5.             Regulatory Compliance.  The Company shall not be obligated to issue or deliver any shares of Common Stock if (i) the issuance or delivery of such shares would violate any provision of any law or any regulation of any governmental authority or any national securities exchange, or (ii) the Company determines that an agreement by a Participant with respect to the issuance of Common Stock is necessary or desirable (in connection with any requirement or interpretation of any federal or state securities law, rule or regulation) and such agreement has not been obtained.

6.             Withholding.  Whenever the Company proposes or is required to deliver shares of Common Stock under the Plan, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax liability prior to the delivery of any certificate or certificates for such shares.

7.             Expenses.  The Company shall bear the expenses of administering the Plan.

8.             No Guarantee of Directorship.  Nothing in this Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for re-election by the Company’s shareholders.

9.             No Shareholder Rights.  Subject to the provisions of the Plan, no person shall have any rights as a shareholder with respect to any shares of Common Stock to be issued under the Plan prior to the issuance thereof.

10.          Adjustments for Changes in Capitalization.  In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, rights offer, liquidation, dissolution, merger, consolidation, spin-off, sale of assets, corporate structure or capitalization of the Company, the Board may revise the provisions of Section 4(a) to preserve, or to prevent the enlargement of, the benefits or potential benefits that may be provided under the Plan.

11.          Amendment of the Plan.  The Board may amend the Plan from time to time.  Except as provided in Section 10, any amendment to increase the number of shares of Common Stock that may be issued under the Plan, or to extend the period over which shares of Common Stock may be issued, must be approved by the shareholders.  No other amendment shall require approval by the shareholders unless shareholder approval is required by applicable law or stock exchange requirements.  No amendment shall adversely affect a Participant’s right to receive shares granted under the Plan without the written consent of the affected Participant.

12.          Construction of the Plan.  The validity, construction, interpretation, administration and effect of the Plan, and of all rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware.

13.          Effective Date; Termination.  The Plan, as amended and restated hereby, shall be effective on the date the Plan is approved by shareholders.  No shares of Common Stock may be issued under the Plan after May 31, 2019.

IN WITNESS WHEREOF, the Company has executed this document as of February 25, 2013.

PROTECTIVE LIFE CORPORATION

By:	/s/ John D. Johns
John D. Johns
Chairman of the Board, President
and Chief Executive Officer